Exhibit T3B-3

Company Number: 07316111 THE COMPANIES ACf Z006 COMPANY LIMITED BY SHARES WRITfEN RESOLUTION OJI EGALET LIMITED (the "Company") Cln:ulatlon Date JSllea ..--2013 PwsuaniiD Chapter 2 of Part 13 of tho Companies Act 2006, the directors of 1he Company propose thai the following lutlona be passed as special resolutions of the Company: SPECIAL RESOLUTIONS the underslgned be and arc hereby arc rcdesi8Jilllcd as Ordinary Shares with a nominal value of Please read tbe noteo at tbe end or tbla do011ment before slgnlrylng your agreement to the above resolution. The wtderslgncd person entitled to vole on the above resolutions on the Ctrculatlon Dale hereby trrcvocably ugrees ID the above resolutions. ...... !! .L. duly don behalf of Ega let Corporation \lllllil\1 I J177Sl4 2 BUSINBSS #246 03/01/2014 COMPANIES HOUSE A20 I. THAT the 1,076,923 Onllnary Sba=, die 1,406,894 Series A·l Preferred Shares, the 593,106 Series A-2 Preferred Shares, the 2,327,301 Series B Plefoned Shares and the 113,916 Series B-1 Preferred Shares each with a nominal value of €0.01 each In the capital of the Company held by €0 0 I eadl, having the rights and subject 1o die restrictions set out In the amcoded and restated Articles of Association of the Company adopled pumwrt to Resolution I above; and 2 THAT immediately following the passing of Resolution l, tho draft Articles of Association o.ttachod to thla resolution be and hereby arc adopted 118 the Articles of Association of the Company In substitution for, and ID tho exclusion of; the extsting Articles of Association of the Company

NOTES

3 If you agree with the resolution, please indicate your agreement by signing and dating this document where indicated above and returning it to the Company using one of the following methods:

- **By hand** delivering the signed copy to Rhodri Owen at Dechert LLP, 160 Queen Victoria Street, London, EC4V 4QQ.
- **Post** returning the signed copy by post to Rhodri Owen at Dechert LLP, 160 Queen Victoria Street, London, EC4V 4QQ

If you do not agree to the resolution, you do not need to do anything. you will not be deemed to agree if you fail to reply.

However, once you have indicated your agreement to the resolution, you may not revoke your agreement

4. The circulation date of the written resolutions is 23 December 2013 (the "**Circulation Date**").

5. Eligible members are the members who would have been entitled to vote on the resolution on the Circulation Date of the written resolution

6 The period for agreeing to the written resolution is the period of 28 days beginning with the Circulation Date (section 297 Companies Act 2006). Therefore unless, by 28 days following the Circulation Date, sufficient agreement has been received for a resolution to pass, it will lapse. If you agree to the resolution, please ensure that your agreement reaches us before or on this date

7 If you are signing this document on behalf of a person under a power of attorney or other authority please send a copy of the relevant power of attorney or authority when returning this document

8 In the case of joint holders of shares, only the vote of the senior holder who votes will be counted by the Company Seniority is determined by the order in which the names of the joint holders appear in the register of members.

9. A written resolution is passed when the required majority of eligible members have signified their agreement to it.

18737524 2 BUSINESS

THE COMPANJES ACT :Z006 PRIVATE COMPANY LIMITED BY SHARES NEW ARTICLES OF ASSOCIATION of EGALET LIMITED (adopted by a spectal resolution passed on 2:3 'J)c:o· 2013) Dechert LLP 160 Queen Vlctona Street London EC4V 4QQ, UK Tel +44 (0) 20 7184 7000 19709287 2 EU_BUSINESS

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

EGALET LIMITED

(adopted by a special resolution passed on 23 December 2013)

---

1. PRELIMINARY

1.1 The provisions contained in Schedule 1 to The Companies (Model Articles) Regulations 2008 (the "**Model Articles**") apply to the company, except as provided in and so far as the same are not inconsistent with the provisions of these articles, and shall together with these articles constitute the articles of association of the company

1 2 Articles 11(2), 11(3), 13, 14, 17(2), 21, 27, 28, 29, 44(3), 44(4), 49 and 53(2)(a) of the Model Articles shall not apply to the company.

1.3 In these articles, unless the context otherwise requires, the following expressions shall have the following meanings.

"2006 Act"	the Companies Act 2006,
"articles"	the articles of association of the company, whether as originally adopted or as from time to time altered by special or written resolution,
"associated"	in the context of two companies, one is a subsidiary of the other or both are subsidiaries of the same body corporate;
"clear days"	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
"company secretary"	the secretary of the company (if any) or any other person appointed to perform the duties of the secretary of the company, including a joint, assistant or deputy secretary;
"eligible director"	a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter),
"shares"	the ordinary shares in the capital of the company and

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	includes any interest in any such shares,
"statutes"	the 2006 Act and every other statute (including any orders, regulations or other subordinate legislation made thereunder) for the time being in force concerning companies and affecting the company, and
"United Kingdom"	Great Britain and Northern Ireland.

1.4 Words importing the masculine gender include the feminine gender.

1.5 Words importing persons include bodies corporate and unincorporated associations

1 6 Words importing the singular shall, where the context so permits, include a reference to the plural and vice versa.

1 7 Subject as aforesaid, any words or expressions defined in the 2006 Act shall (if not inconsistent with the subject or context) bear the same meaning in these articles.

1.8 Subject to article 1.7, reference to any act, statute or statutory provision shall include any statutory modification, amendment or re-enactment thereof and every other act, order, regulation or other subordinate legislation made pursuant thereto from time to time in force

1.9 A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these articles

1 10 References to any notice, resolution or other document being **"written"** or **"in writing"** shall mean written or reproduced by any substitute for writing or partly one and partly another, whether in electronic form, published on a website or otherwise.

1.11 References to an "**address"** shall include any number or address used for the purposes of sending or receiving documents or information in electronic form in accordance with the provisions of the 2006 Act and as expressly permitted by, or pursuant to, these articles, such number or address for the time being having been notified to the sender by or on behalf of the recipient as being acceptable to the recipient for the particular manner of electronic form for the subject or class of the subject matter concerned.

1.12 For the purposes of these articles (and without prejudice to the other provisions of these articles), the cases in which notice in writing is to be taken as given to a member include any case in which the notice is sent, published on a website, or treated as given in electronic form in accordance with the 2006 Act

1 13 Nothing in any of these articles shall prevent or restrict the company using any method of sending, or giving access to, any particular offer, notice or other document which the statutes or any other provision of these articles permits or enables the company to use.

2. REGISTERED OFFICE

The company's registered office is situated in England and Wales at Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ

3. SHARE CAPITAL

3.1 The share capital of the company is comprised of ordinary shares of €0 01 each.

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3.2 In accordance with section 567 of the 2006 Act, all of the requirements of sections 561 and 562 of the 2006 Act shall be excluded from applying to the company in relation to the allotment by the company of any equity securities.

3.3 The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by these articles or by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

4. LIEN

4.1 The company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The directors may at any time declare any share to be wholly or in part exempt from the provisions of this article 4. The company's lien on a share shall extend to any amount payable in respect of it

4 2 The company may sell in such manner as the directors determine any shares on which the company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold

4 3 To give effect to a sale the directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale

4.4 The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

5. CALLS ON SHARES AND FORFEITURE

5.1 Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a "**call notice**") to a member requiring the member to pay the company a specified sum of money (a "**call**") which is payable in respect of shares which that member holds at the date when the directors decide to send the call notice

5 2 A call notice:

5.2.1 may not require a member to pay a call which exceeds the total sum unpaid on that member's shares (whether as to the share's nominal value or any amount payable to the company by way of premium),

5.2.2 must state when and how any call to which it relates it is to be paid, and

5.2.3 may permit or require the call to be paid by instalments

5.3 A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was sent

5.4 Before the company has received any call due under a call notice the directors may (a) revoke it wholly or in part, or (b) specify a later time for payment than is specified in the

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notice, by a further notice in writing to the member in respect of whose shares the call is made

5 5 Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid

5 6 Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

5.7 Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them (a) to pay calls which are not the same, or (b) to pay calls at different times

5 8 A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the company in respect of that share (whether in respect of nominal value or premium) on allotment, the occurrence of a particular event, or a date fixed by or in accordance with the terms of issue But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as regards the payment of interest and forfeiture.

5 9 If a person is liable to pay a call and fails to do so by the call payment date, the directors may issue a notice of intended forfeiture to that person and, until the call is paid, that person must pay the company interest on the call from the call payment date at the relevant rate.

5 10 For the purposes of this article 5

5 10.1 the "**call payment date**" is the time when the call notice states that a call is payable, unless the directors give a notice specifying a later date, in which case the "call payment date" is that later date,

5 10 2 the "**relevant rate**" is (i) the rate fixed by the terms on which the share in respect of which the call is due was allotted; or (ii) such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors

5 11 The directors may waive any obligation to pay interest on a call wholly or in part.

5 12 A notice of intended forfeiture·

5.12.1 may be sent in respect of any share in respect of which a call has not been paid as required by a call notice,

5 12.2 must be sent to the holder of that share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

5 12 3 must require payment of the call and any accrued interest by a date which is not less than 14 days after the date of the notice;

5.12.4 must state how the payment is to be made, and

5 12.5 must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited

5.13 If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, the directors may decide that any

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share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

5.14 Subject to the articles, the forfeiture of a share extinguishes all interests in that share, and all claims and demands against the company in respect of it, and all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the company.

5 15 Any share which is forfeited in accordance with the articles is deemed to have been forfeited when the directors decide that it is forfeited and to be the property of the company and may be sold, re-allotted or otherwise disposed of as the directors think fit.

5 16 If a person's shares have been forfeited:

5.16.1 the company must send that person notice that forfeiture has occurred and record it in the register of members;

5.16.2 that person ceases to be a member in respect of those shares,

5.16.3 that person must surrender the certificate for the shares forfeited to the company for cancellation;

5.16.4 that person remains liable to the company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and

5.16.5 the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

5 17 At any time before the company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

5 18 If a forfeited share is to be disposed of by being transferred, the company may receive the consideration for the transfer and the directors may authorise any person to execute the instrument of transfer.

5 19 A statutory declaration by a director or the company secretary that the declarant is a director or the company secretary and that a share has been forfeited on a specified date is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and, subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

5 20 A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person's title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share

5.21 If the company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the company the proceeds of such sale, net of any commission, and excluding any amount which (a) was, or would have become, payable, and (b) had not, when that share was forfeited, been paid by that person in respect of that share, but no interest is payable to such a person in respect of such proceeds and the company is not required to account for any money earned on them.

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5 22 A member may surrender any share in respect of which the directors may issue a notice of intended forfeiture or may forfeit or which has been forfeited The directors may accept the surrender of any such share. The effect of surrender on a share is the same as the effect of forfeiture on that share. A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

6. TRANSFER AND TRANSMISSION

6.1 Any shares which are not fully paid may be transferred by means of an instrument of transfer, or in any other form approved by the directors, executed by or on behalf of the transferor and by or on behalf of the transferee and Model Article 26(1) shall be read and construed accordingly.

6 2 If a member dies, the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only person(s) recognised by the company as having any title to his interest, but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him

6.3 In the case of a person becoming entitled to a share in consequence of the death or bankruptcy of a member

6.3.1 he may, upon such evidence being produced as the directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as a transferee;

6.3.2 if he elects to become the holder he shall give notice to the company to that effect,

6.3.3 if he elects to have another person registered he shall execute an instrument of transfer of the share to that person; and

6.3 4 the provisions of Model Article 26 (as amended by these articles) relating to the transfer of shares shall apply to any notice or instrument of transfer referred to in this article 6 3.4 as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred.

6 4 The directors may at any time give notice requiring a person becoming entitled to a share in consequence of the death or bankruptcy of a member to elect either to become the holder of the share or to have some person nominated by him registered as the transferee and if the notice is not complied with within 90 days the directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

6.5 A person becoming entitled to a share in consequence of the death or bankruptcy of a member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to attend and vote at any meeting of the company or of any separate meeting of the holders of any class of shares in the company

7. PROCEEDINGS AT GENERAL MEETINGS

7 1 No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting unless a quorum is present at the commencement of the meeting and also when that business is voted on

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7 2 Where the company has only one shareholder for the time being, one qualifying person (as defined in section 318 of the 2006 Act) present at the meeting shall be a quorum In any other case, the quorum shall be two ·

7 3 The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman of the meeting and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

7.4 A poll shall be taken as the chairman of the meeting may direct and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll.

7 5 The result of the poll (unless it was held at an adjourned meeting) shall be deemed to be the resolution of the meeting at which the poll was demanded.

7.6 A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith.

7 7 A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairman of the meeting directs, not being more than 30 days after the poll is demanded.

7.8 The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than a question on which the poll is demanded

7.9 If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn with the consent of the chairman of the meeting, the meeting shall continue as if the demand had not been made.

7.10 No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded, but in any other case at least seven clear days' notice shall be given specifying the time and place at which the poll is to be taken.

8. VOTES

8.1 No member shall be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the company, either in person or by proxy, unless all calls or other sums presently payable by him in respect of shares of the company have been paid

8.2 A proxy notice or any notice revoking a proxy appointment shall

8 2 1 in the case of an individual, shall be signed by the appointor or by his attorney, or

8.2.2 in the case of a body corporate, shall be either executed by it or signed on its behalf by an attorney or a duly authorised officer of the body corporate; or

8 2 3 in either case (whether article 8.2 1 or 8.2.2 applies), where the proxy notice or any notice revoking a proxy appointment is to be effected in electronic form, signed in the manner and otherwise completed and delivered upon such terms and arrangements stipulated by the directors, and the directors may require evidence of the authority of any such officer or attorney.

8.3 The appointment or revocation of appointment of a proxy shall not be valid unless·

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8 3.1 in the case of an appointment in writing but not in electronic form, the appointment is deposited at such place or one of such places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting or in any appointment of proxy or other accompanying document sent by the company in relation to the meeting (or, if no place is so specified, at the registered office of the company), or

8.3 2 in the case of an appointment in electronic form, where an address for and manner of communication with the company has been stipulated for that purpose in or by way of note to the notice convening the meeting or in any other document accompanying such notice or in any invitation in electronic form to appoint a proxy sent by the company in relation to the meeting, be received at such address or by such means; and

8 3 3 in either case (whether article 8 3.1 or 8 3 2 applies), the appointment is received by the company (a) not later than 48 hours before the time appointed for holding the meeting or adjourned meeting; or (b) in the case of a poll taken more than 48 hours after it was demanded, not later than 24 hours before the time appointed for the taking of the poll; or (c) in the case of a poll taken not more than 48 hours after it was demanded, at the time at which it was demanded provided that (i) an appointment of a proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered or received for the purposes of any meeting shall not require again to be delivered or received in relation to any subsequent meetings to which it relates, and (ii) the directors, when calculating the return period for proxy forms deposited in accordance with these articles, shall not be entitled to take account of any part of a day that is not a working day in accordance with section 327(3) of the 2006 Act; and

8.3.4 failing previous registration with the company, the power of attorney or other authority, if any, under which the appointment of a proxy is executed, or a notarially certified copy or a copy certified in accordance with the Power of Attorneys Act 1971 of that power of attorney, or a copy certified in some other manner approved by the directors, shall also be deposited or received at the registered office of the company or such other place as specified in accordance with the aforementioned provisions of this article not later than the time by which the appointment of a proxy is required to be deposited or received in accordance with this article and subsection (4) of Model Article 44 shall be read and construed accordingly.

9. DIRECTORS

9.1 The minimum number of directors shall be one. In the event of there being only one director for the time being, such sole director shall have authority to exercise all the powers and discretions vested in the directors generally for so long as he remains the sole director.

9.2 Model Article 7 shall be amended by the insertion of the words "for the time being" at the end of Model Article 7(2)(a) and the insertion in Model Article 7(2) of the words "(for so long as he remains the sole director)" after the words "and the director may"

9 3 A director or alternate director shall not require any share qualification and any director or alternate director who is not a member of the company shall nevertheless be entitled to receive notices of and attend and speak at any general meeting of the company and at any separate meeting of the holders of any class of shares of the company.

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9 4 Model Article 20 shall be amended by the insertion of the words "(including alternate directors and any company secretary)" before the words "properly incur".

10. APPOINTMENT OF DIRECTORS

10.1 At any time or from time to time the holder or holders of not less than three-quarters in nominal value of such part of the issued share capital of the company as confers the right for the time being to attend and vote at general meetings of the company may, by memorandum in writing executed by or on behalf of him or them and left at or sent to the registered office of the company, or, if permitted by the directors, in electronic form in such manner as the directors may decide, appoint any person to be a director or remove from office any director who shall vacate office accordingly. Any such removal shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the company.

10 2 In any case where, as a result of death or bankruptcy, the company has no shareholders and no directors, the transmittee(s) of the last shareholder to have died or to have a bankruptcy order made against him (as the case may be) have the right, by notice in writing, to appoint a natural person (including a transmittee who is a natural person), who is willing to act and is permitted to do so, to be a director.

11. DISQUALIFICATION AND REMOVAL OF DIRECTORS

The office of a director shall be vacated in any of the events set out in Model Article 18 and if:

11.1 he shall be removed from office by notice in writing served upon him signed by all the other directors but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the company; or

11 2 he shall be removed from office under the provisions of article 10 1 and Model Article 18 shall be modified accordingly

12. PROVISION FOR EMPLOYEES

Without prejudice to the provisions of Model Article 19, the directors may establish and maintain, or procure the establishment and maintenance of, any pension or superannuation funds (whether contributory or otherwise) for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances and emoluments to, any persons (including directors and other officers) who are or were at any time in the employment or service of the company, or of any undertaking which is or was a subsidiary undertaking of the company or allied to or associated with the company or any such subsidiary undertaking, or of any of the predecessors in business of the company or of any such other undertaking and the spouses, widows, widowers, families and dependants of any such persons and make payments to, for or towards the insurance of or provide benefits otherwise for any such persons.

13. PROCEEDINGS OF DIRECTORS

13 1 Subject to the provisions of these articles, the directors may regulate their proceedings as they think fit.

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13 2 Subject to articles 9.1 and 13.3, the quorum for the transactiOn ofbusmess at a meetmg of directors IS any two eligible dtrectors. 13 3 For the purposes of any meetmg (or part of a meetmg) held pursuant to article 14 to authonse a director's conflict, tf there IS only one eligible dtrector m office other than the conflicted director(s), the quorum for such meetmg (or part of a meetmg) shall be one eligtble director. 13 4 If the numbers of votes for and agamst a proposal at a meetmg of directors are equal, the chairman or other director chamng the meetmg has a castmg vote. 13.5 Article 13 4 shall not apply m respect of a particular meetmg (or part of a meeting) if, in accordance with these articles, the chatnnan or other director is not an ehgtble director for the purposes of that meetmg (or part of a meetmg). 13 6 A director who IS also an alternate director shall be entitled m the absence of hts appomtor to a separate vote on behalf of his appomtor m additiOn to hts own vote. 13.7 An alternate director who IS not htmselfa director may, tfhts appointor IS not present, be counted towards the quorum. 13.8 Any director for the time bemg absent from the Umted Kmgdom shall be entitled to be gtven reasonable notice of meetings of the directors to such address outside the United Kmgdom as the director may from time to time notify to the company. If a director who IS absent from the Umted Kmgdom does not notify the company of hts overseas address, notice to an address m the Umted Kmgdom as the director may from time to time notify to the company (tfany) will be deemed sufficient notice for the purpose ofthts article. 14. TRANSACTIONS OR OTHER ARRANGEMENTS WITH THE COMPANY SubJect to the 2006 Act and provided he has declared the nature and extent of hts mterest m accordance wtth the reqUirements of the 2006 Act, a director who IS m any way, whether directly or mdtrectly, mterested m an extstmg or proposed transactiOn or arrangement with the company· 14 I may be a party to, or otherwise interested m, any transaction or arrangement With the company or m whtch the company IS otherwise (directly or mduectly) mterested, 14 2 shall be an ehgtble director for the purposes of any proposed decisiOn of the directors (or committee of directors) m respect of such contract or proposed contract m whtch he is mterested; 14 3 shall be entitled to vote at a meeting of directors (or of a committee of the duectors) or participate m any unanimous decision, in respect of such contract or proposed contract m whtch he IS mterested; 14.4 may act by himself or his finn m a professional capacity for the company (otherwise than as auditor) and he or his finn shall be entitled to remuneration for professional services as tfhe were not a director, 14 5 may be a dtrector or other officer of, or employed by, or a party to a transactiOn or arrangement wtth, or otherwise interested m, any body corporate m whtch the company Is otherwise (directly or mdtrectly) mterested, and 14.6 shall not, save as he may otherwise agree, be accountable to the company for any benefit whtch he (or a person connected With htm) denves from any such contract, transaction or arrangement or from any such office or employment or from any mterest m any such body 19709287 2 EU_BUSINESS corporate and no such contract, transaction or arrangement shall be liable to be avotded on the grounds of any such mterest or benefit nor shall the receipt of any such remuneratiOn or other benefit constttute a breach of hts duty under sectiOn 176 of the 2006 Act 15. DIRECTORS' POWERS TO AUTHORISE CONFLICTS OF INTEREST 15.1 The dtrectors may, m accordance with the requtrements set out m thts article 15, authorise any matter proposed to them by any dtrector which would, tf not authonsed, involve a dtrector breachmg hts duty under section 175 of the 2006 Act to avmd a conflict of mterest (a "Conflict") 15 2 Any authonsatwn under thts article 15 wtll be effective only tf: 15 2.1 the matter m questton shall have been proposed by any dtrector for constderatton at a meetmg of dtrectors m the same way that any other matter may be proposed to the dtrectors under the proviSions of these arttcles or m such other manner as the dtrectors may determme; 15 2.2 any reqmrement as to the quorum at the meeting of the dtrectors at whtch the matter ts considered ts met wtthout countmg the dtrector m question; and 15 2 3 the matter was agreed to wtthout hts votmg or would have been agreed to tf hts vote had not been counted. 15 3 Any authonsatlon of a Conflict under thts article 15 may (whether at the time of givmg the authonsation or subsequently). extend to any actual or potential conflict of mterest whtch may reasonably be expected to arise out of the Confltct so authonsed; 15.3.1 15.3 2 be subject to such terms and for such duration, or tmpose such limtts or condttions as the directors may determme; 15.3 3 be terminated or vaned by the dtrectors at any time; and 15.3.4 wtll not affect anythmg done by the director pnor to such termmatlon or vanatlon m accordance with the terms of the authonsation. 15 4 In authorismg a Conflict, the directors may dectde (whether at the ttme of givmg the authonsatton or subsequently) that if a dtrector has obtamed any mformatwn through his mvolvement in the Conflict otherwise than as a dtrector of the company and m respect of whtch he owes a duty of confidentlahty to another person the dtrector is under no obhgatlon to 15.4.1 dtsclose such mformatwn to the directors or to any dtrector or other officer or employee of the company; or 15 4.2 use or apply any such mformatton in performmg hts duttes as a dtrector; where to do so would amount to a breach of that confidence. 15.5 Where the dtrectors authonse a Confltct, they may provtde, wtthout hmttatton (whether at the ttme of gtvmg the authorisation or subsequently), that the drrector: 15 5 I ts excluded from dtscusswns (whether at meetmgs of dtrectors or otherwtse) related to the Confltct; 19709287 2 EU_BUSINESS

15 5 2 is not given any documents or other information relating to the Conflict, and/or

15.5.3 may or may not vote (or may or may not be counted in the quorum) at any future meeting of directors in relation to any resolution relating to the Conflict.

15.6 Where the directors authorise a Conflict:

15 6 1 the director will be obliged to conduct himself in accordance with any terms imposed by the directors in relation to the Conflict;

15 6 2 the director will not infringe any duty he owes to the company by virtue of sections 171 to 177 of the 2006 Act provided he acts in accordance with such terms, limits and conditions (if any) as the directors impose in respect of its authorisation

15 7 A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the company for any remuneration, profit or other benefit which he derives from or in connection with a relationship involving a Conflict which has been authorised by the directors or by the company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds

16. ALTERNATE DIRECTORS

16 1 Any director may at any time by writing under his hand and deposited at the registered office of the company, or delivered at a meeting of the directors, appoint any person (including another director) to be his alternate director and may in like manner at any time terminate such appointment. Such appointment, unless previously approved by the directors, shall have effect only upon and subject to being so approved.

16 2 The appointment of an alternate director shall determine on the happening of any event which, if he were a director, would cause him to vacate such office or if his appointor ceases to be a director

16.3 An alternate director shall be entitled to receive notices of meetings of the directors and shall be entitled to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to perform all the functions of his appointor as a director and for the purposes of the proceedings at such meeting the provisions of these articles shall apply as if he (instead of his appointor) were a director.

16 4 If an alternate director shall be himself a director or shall attend any such meeting as an alternate for more than one director his voting rights shall be cumulative.

16.5 If his appointor is for the time being absent from the United Kingdom or temporarily unable to act through ill health or disability, the execution by an alternate director of any resolution in writing of the directors shall be as effective as the execution by his appointor.

16 6 To such extent as the directors may from time to time determine in relation to any committees of the directors, the foregoing provisions of this article 16 shall also apply mutatis mutandis to any meeting of such committee of which the appointor of an alternate director is a member.

16.7 An alternate director shall not (save as provided in this article 16) have power to act as a director nor shall he be deemed to be a director for the purposes of these articles, but he

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shall be an officer of the company responsible for his own acts and defaults and shall not be deemed to be the agent of the director appointing him

16.8 An alternate director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a director, but he shall not be entitled to receive from the company in respect of his appointment as alternate director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the company from time to time direct.

17. EXECUTION OF DOCUMENTS

17 1 Where the statutes so permit, any document signed by one director and any company secretary, by two directors or by one director in the presence of a witness and expressed to be executed by the company as a deed shall have the same effect as if executed under the common seal provided that no document which makes clear on its face that it is intended by the person or persons making it to have effect as a deed shall be so signed without the authority of the directors or of a committee authorised by the directors in that behalf The obligation under Model Article 24(5) relating to the sealing of share certificates shall be read and construed in accordance with this article.

17 2 If the company has a common seal, it shall be used only with the authority of the directors or of a committee of the directors and, unless otherwise decided by the directors, shall only be affixed to a document if accompanied by the signature of at least one authorised person in the presence of a witness who attests the signature

17.3 For the purposes of article 17 2, an **"authorised person"** is any director of the company, any company secretary or any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

18. DIVIDENDS

18.1 Dividends shall be paid according to the amounts paid up or credited as paid on the shares on the date of any resolution or the decision to declare and pay it and Model Article 30(4) shall be read and construed accordingly.

18 2 The directors may deduct from any dividend payable on or in respect of a share all sums of money presently payable by the holder to the company on any account whatsoever.

19. NOTICES

19.1 Subject to the provisions of the statutes, a notice or other document may be given by the company to any member in writing·

19 1 1 by hand; or

19 1 2 by sending it by pre-paid first class post or, when sending outside the United Kingdom, by any means of recorded post,

in each case, to his registered address, or

19.1 3 by sending it in electronic form to an address or number supplied by him to the company and specified by the member to be used for such purpose; or

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by the company placing such notice or document on a website and sending the member concerned notification of the notice or document on the website In heu of sending the notice or oocument, 19 1.4 save that a share certificate may only be g1ven by the company to a member by a method set out In article 19.1.1 or article 19.1.2. 19.2 In the absence of an address (including an address or number for documents to be sent In electromc form), the member shall not be entitled to receive from the company notice of any meeting. 19.3 In the case of JOint holders of a share, all notices shall be given to the joint holder whose name stands first In the register of members in respect of the JOint holding and notice so given shall be sufficient notice to all the JOint holders. 19 4 Notices shall be deemed to have been received: 1f dehvered by hand, on the day of debvery; 19 4.1 19.4.2 1f sent by first class post, two business days after posting exclusive of the day of posting, 19.4.3 If sent by recorded post outside the Umted Kingdom, five business days after posting exclusive of the day of posting 1f sent by fax, at the time of transmissiOn or, if the time of transmission IS not dunng the addressee's normal business hours, at 9 30 am on the next busmess day and if otherwise sent In electronic form, at the expiratiOn of 48 hours after the time It was sent, and 19.4.4 1f the company has placed such notice on a website, at the time of the notification mentioned In article 19.1.4 1s received (or IS deemed to have been received) 19 4 5 19 5 The proceedings of a meeting shall not be mvalidated where a notice or other document relating to such meeting is only pubhshed for part, but not all, of the requiSite period required by the statutes or IS pubhshed for any part of that time In a place on the website concerned which 1s different to that stated In the notificatiOn mentioned m article 19.1.4 or where there has been a failure to pubhsh the notice or other document throughout the required penod at all or In the stated area of the website and, In each case, such failure IS wholly attnbutable to Circumstances which It would not be reasonable to have expected the company to prevent or avoid. Any notice or other document may only be served on, or delivered to, the company by anyone: 19.6 19.6.1 by sending It through the post In a pre-paid envelope addressed to the company or any officer of the company at the registered office of the company, or such other place In the Umted Kingdom as may from time to time be specified by the company; 19.6 2 by dehvery of It by hand to the registered office of the company or such other place m the United Kmgdom as may from time to time be specified by the company; and 19.6 3 If an address has been specified by the company for such purpose, m electromc form and In proving such service or dehvery, proof that a notice or document In 19709287 2 EU_BUSINESS electronic form was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice or document was served or delivered notwithstanding that the company becomes aware that the member has failed to receive the relevant document or information for any reason and notwithstanding that the company subsequently sends such document or information in hard copy form by post to the member.

19.7 Nothing in these articles shall affect any requirement of the statutes that any particular offer, notice or other document be served in any particular manner

19.8 The directors may from time to time make such arrangements or regulations (if any) as they, in their absolute discretion, think fit in relation to the giving of notices or other documents in electronic form by or to the company, the publication of documents on a website and otherwise for the purpose of implementation and/or supplementing the provisions of these articles and the statutes in relation to documents in electronic form or the publication of documents on a website, and such arrangements and regulations (as the case may be) shall have the same effect as if set out in this article 19.8

20. DIRECTORS' INDEMNITY AND INSURANCE

20.1 Subject to the provisions of, and so far as may be permitted by, the statutes, but without prejudice to any other indemnity to which he may otherwise be entitled, every person who is or was at any time a director, alternate director, company secretary or other officer of the company or an associated company shall be entitled to be indemnified by and out of the assets of the company against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or in connection with the activities of the company or an associated company in its capacity of a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act) and/or otherwise in relation to or in connection with his duties, powers or office including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted, or alleged to have been done or omitted, by him as an officer or employee of the company or an associated company and in which judgement is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted, or in connection with any application under any statute for relief from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the company or an associated company in which relief is granted to him by any court of competent jurisdiction

20.2 Model Article 53 shall be amended by the replacement of the words "relevant director" with the words "every person who is or was at any time a director, alternate director, company secretary or other officer of the company or an associated company"

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